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                              EMPLOYMENT AGREEMENT

                  AGREEMENT made this 9th day of February, 1999 (the "Effective Date") by and between Gabelli Asset Management Inc. (the "Company"), a New York corporation, and Mario J. Gabelli (the "Executive").

                  WHEREAS, the Executive has served as an executive of the Company since the inception of the Company and its predecessors in 1976.

                  WHEREAS, the Executive's skills, position, knowledge and expertise in the management of portfolios such as those managed by the Company are unique.

                  WHEREAS, the Company is dependent upon the efforts of the Executive, in the capacities described herein in which he serves, and as the primary portfolio manager for a significant majority of the Company's assets under management.

                  WHEREAS, the loss of the Executive's services would have a material adverse effect on the Company.

                  WHEREAS, since the inception of the Company and its predecessors in 1976, the Executive has received an incentive-based management fee of twenty percent (20%) of the pre-tax profits, if any, as computed for financial reporting purposes in accordance with generally accepted accounting principles as applied by the Company and its subsidiaries and consolidated affiliates for financial reporting purposes (together, "Subsidiaries") from time to time, for each fiscal year of each of the operating divisions of the Company and each of its Subsidiaries before consideration of this fee, less applicable payroll and tax deductions, accrued monthly and payable at least annually.

                  WHEREAS, the Company desires that the Executive continue to serve as an executive of the Company and the Executive is willing to continue to serve as an executive under the terms and conditions set forth herein.

                  WHEREAS, the Company desires that the Executive receive a management fee to provide an incentive for the achievement of the Company's performance goals and the enhancement of shareholder value.

                  NOW THEREFORE, in consideration of the foregoing and of the mutual promises hereinafter set forth, the parties hereto agree as follows:

         1. EMPLOYMENT.

         The Company hires and employs the Executive, and the Executive agrees to work for the Company, under the terms and conditions set forth herein.
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         2. DUTIES.

         The Executive shall serve as Chairman of the Board, Chief Executive Officer and Chief Investment Officer of the Company, as an executive in various capacities for certain of the Company's Subsidiaries as determined by the Executive, and as Portfolio Manager for certain investment companies and separate accounts managed by the Company and its Subsidiaries as determined by the Executive. The Executive or the Company may at any time limit or terminate the Executive's service in one or more of the capacities referred to above.

         3. TERM.

         The term of this Agreement shall commence on the Effective Date. This Agreement shall continue so long as the Executive is performing any of the services described in Paragraph 2 above.

         4. FEES FROM REVENUE GENERATING ACTIVITIES (REVENUE FEES).

         For managing or overseeing the management of investment companies or partnerships, attracting mutual fund accounts or partnership investments, attracting or managing separate accounts, providing investment banking services, acting as a broker or otherwise generating revenues for the Company or its Subsidiaries, the Executive will be paid a percentage of the revenues or net profits related to or generated by such business activities, in a manner and at payment rates as agreed to from time to time by the Executive and the Company or the affected Subsidiaries, which rates have been and generally will be the same as those received by other professionals in the Company or the affected Subsidiaries performing similar services.

         5. INCENTIVE-BASED MANAGEMENT FEE (THE MANAGEMENT FEE).

         Commencing on the Effective Date, the Executive will be entitled to receive an incentive-based management fee in the amount of ten percent (10%) of the aggregate annual pre-tax profits, if any, as computed for financial reporting purposes in accordance with generally accepted accounting principles as applied by the Company and its Subsidiaries from time to time, of the Company and each of its Subsidiaries before consideration of this fee or the deferred payment pursuant to Paragraph 6 below or any employment taxes thereon, less applicable payroll and tax deductions, accrued monthly and payable at least annually (the "Management Fee"). A committee or subcommittee (comprised solely of independent directors) of the Board of Directors of the Company will review at least annually all Management Fee payments for compliance with the terms hereof. In the event that the Executive is no longer an executive of the Company or is no longer devoting the substantial majority of his working time to the business of the Company and its Subsidiaries, the Executive's right to accrue any additional Management Fee payments will terminate. The Management Fee is separate and distinct from the Executive's


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revenue fees pursuant to Paragraph 4 above.

         6. DEFERRED PAYMENT.

         The Company shall pay the Executive the amount of fifty million dollars ($50,000,000) on January 2, 2002 (the "Payment Date"), and shall pay the Executive interest on such amount quarterly from the Effective Date to the Payment Date at the annual rate of six percent (6%). The Company's obligation to make this deferred payment is not contingent in any respect, including on the Executive's continued employment status or affiliation with the Company.

         7. EXTENT OF SERVICE-RESTRICTIVE COVENANT.

         During the term of this Agreement, the Executive shall not provide investment management services for compensation other than in his capacity as an officer or employee of the Company or its Subsidiaries, except to (a) the funds (which serve no investors other than those as of the date of the initial offering to the public of shares of Class A Common Stock of the Company which offering is registered with the Securities and Exchange Commission under the Securities Act of 1933 (the "IPO Date") or their successors, heirs, donees or immediate family) and accounts managed by the Executive outside the Company under performance fee arrangements as of the IPO Date, and (b) successor funds and accounts ("New Outside Accounts") which funds serve no investors other than those in the funds referred to in clause (a) or their successors, heirs, donees or immediate family and which accounts are for no investors other than those having an interest in the accounts referred to in clause (a) or their successors, heirs, donees or immediate family, which funds and accounts operate according to an investment style similar to such other funds or accounts, which style is not used at the Company as of the IPO Date, and which are subject to performance fee arrangements (collectively, "Permissible Accounts"). Prior to providing investment management services for compensation to any New Outside Accounts during the term hereof, the Executive agrees to have a committee or subcommittee (comprised solely of independent directors) of the Board of Directors of the Company review any proposed New Outside Accounts for compliance with the terms hereof and accept the determination of such committee or subcommittee as final. The Company understands that Mario J. Gabelli intends to serve as a director, Chairman of the Board, Chief Executive Officer and Chief Investment Officer of Gabelli Group Capital Partners, Inc. and be compensated for such service, and the Company agrees that such service and compensation is permissible under this Agreement.

         8. NON-COMPETE AGREEMENT.

         The Company has undertaken its activities with the expectation that the Executive will continue to be available to it, and shall not compete with it, including but not limited to taking necessary and appropriate steps to issue securities of the Company to the public. In this regard, the Company and the Executive agree that the Executive's skills, position,


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knowledge and expertise in the offices and positions entrusted to him by the
Company are unique and of high value to the Company, that he excels at his work, that the loss of the Executive's services would have a material adverse effect upon the Company, and that the replacement of the Executive would be impossible. Accordingly, for five years from the IPO Date, whether or not the Executive remains employed by the Company during this period, the Executive shall not provide investment management services for compensation other than in his capacity as an officer or employee of the Company or its Subsidiaries, except to Permissible Accounts. Prior to providing investment management services for compensation to any New Outside Accounts during this five-year period, the Executive agrees to have a committee or subcommittee (comprised solely of independent directors) of the Board of Directors of the Company review any proposed New Outside Accounts for compliance with the terms hereof and accept the determination of such committee or subcommittee as final.

         The Executive and the Company agree that the covenants contained in this Paragraph 8 are reasonable under the circumstances, and further agree that if in the opinion of any court of competent jurisdiction such restraints are not reasonable in any respect, such court shall have the right, power and authority to excuse or modify such provision or provisions thereof as to the court shall not appear reasonable and to enforce the remainder of the covenant as so amended. The Executive acknowledges that any breach of the covenants contained herein would irreparably injure the Company. Accordingly, the Company may, in addition to pursuing any other remedies it may have in law or in equity, obtain an injunction against the Executive from any court having jurisdiction over the matter, restraining any further violation of this Agreement by the Executive.

         9. BENEFITS.

         The Executive shall be entitled to participate in all group health and insurance programs and all other fringe benefit or retirement plans which the Company may, in its sole and absolute discretion, elect to make available to its senior executives generally, provided that the Executive meets the qualifications therefor.

         10. REIMBURSEMENT OF EXPENSES.

         The Company shall reimburse the Executive for all reasonable and legitimate business expenses incurred after the date of employment by the Executive while conducting business, provided that the Executive submits vouchers for such expenses in a manner and form prescribed from time to time by the Company, except that up to $50,000 per year of such expenses may be non-accountable.

         11. ASSIGNABILITY CLAUSE.

         This Agreement is binding upon the Company, its successors and assigns, but this Agreement may not be assigned by the Executive.


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         12. GOVERNING LAW.

         This Agreement shall be governed by the law of the State of New York, without giving effect to the principles of conflicts of laws thereof. The Executive and the Company agree that any claim arising hereunder shall be brought before the state or federal courts sitting in New York, New York, and the Executive and the Company each consent to jurisdiction and venue in New York, New York, as being proper and appropriate for the resolution of any such claim.

         13. ENTIRE AGREEMENT; MODIFICATION.

         This Agreement supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, written or oral, of the parties hereto, relating to the matters covered by this Agreement. This Agreement may not be modified or amended except by a further written instrument duly executed by the Executive and the Company with the approval of a committee or subcommittee (comprised solely of independent directors) of the Board of Directors of the Company.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the date first written above.


___________________________________________
Mario J. Gabelli

GABELLI ASSET MANAGEMENT INC.

By:________________________________________


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